                            REVOLVING CREDIT FACILITY
                                      UP TO
                                 USD 125,000,000


                               SEAWAY (UK) LIMITED
                                   AS BORROWER

                             STOLT COMEX SEAWAY S.A.
                                  AS GUARANTOR

                               DEN NORSKE BANK ASA
                                       AND
                                MIDLAND BANK PLC
                                    AS BANKS

                                MIDLAND BANK PLC
                                AS FACILITY AGENT

                               DEN NORSKE BANK ASA
                                AS SECURITY AGENT

-----------------------------------------------
                GREGUSSON HETTY
-----------------------------------------------

            ANS - Advokatfirma MNA
         P.O.Box 1958 Vika, 0125 Oslo
Tel.: (+47) 22 01 94 00 Fax.: (+47) 22 01 94 10

      1.   FACILITY AND PURPOSE................................................6

      2.   DEFINITIONS.........................................................6

      3.   CONDITIONS PRECEDENT...............................................11
           3.1    CONDITIONS..................................................11
           3.2    CERTIFIED COPIES............................................12
           3.3    NO EVENT OF DEFAULT.........................................13
           3.4    WAIVERS.....................................................13

      4.   AVAILABILITY.......................................................13
           4.1    NOTICE TO THE FACILITY AGENT................................13
           4.2    MANNER OF PAYMENT...........................................13
           4.3    INDEMNITY...................................................13
           4.4    SEVERALITY OF OBLIGATIONS...................................13

      5.   REPRESENTATION AND WARRANTIES......................................14

      6.   SECURITY - NEGATIVE PLEDGE.........................................15
           6.1    SECURITY....................................................15
           6.2    SET-OFF.....................................................15
           6.3    NEGATIVE PLEDGE.............................................15

      7.   CURRENCIES.........................................................15
           7.1    NOMINATION OF CURRENCY......................................15
           7.2    CALCULATION OF CURRENCY AMOUNT..............................16
           7.3    RENEWALS....................................................16
           7.4    UNAVAILABILITY OF CURRENCY..................................16
           7.5    EXTRA COST..................................................16

      8.   INTEREST...........................................................17
           8.1    INTEREST RATE...............................................17
           8.2    INTEREST PERIOD.............................................17
                  8.2.1       ABSENCE OF NOMINATION...........................17

                  8.2.2       INSTALMENTS.....................................17
                  8.2.3       BANKING DAY.....................................17
                  8.2.4       ONE MONTH INTEREST PERIODS......................17
                  8.2.5       NUMBER OF ADVANCES..............................17
           8.3    INTEREST CALCULATION........................................17
           8.4    DEFAULT INTEREST............................................18
           8.5    NO LIBOR QUOTATION..........................................18

      9.   COMMITMENT REDUCTION/PREPAYMENT/
           CANCELLATION.......................................................18
           9.1    REDUCTION...................................................18
           9.2    CANCELLATION................................................18
           9.3    REBORROWING.................................................18
           9.4    PREPAYMENT UPON TOTAL LOSS..................................18

      10.  COVENANTS..........................................................19
           10.1   GENERAL COVENANTS...........................................19
                  10.1.1      INFORMATION.....................................19
                  10.1.2      FINANCIAL INFORMATION...........................19
                  10.1.3      INSURANCES......................................20
                  10.1.4      MORTGAGEE INTEREST..............................20
                  10.1.5      CERTIFICATE OF INSURANCES.......................20
                  10.1.6      NOTIFICATION....................................20
                  10.1.7      CLASS...........................................20
                  10.1.8      REPAIRS AND ALTERATION OF THE VESSELS...........21
                  10.1.9      FLAG............................................21
                  10.1.10     MANAGEMENT......................................21
                  10.1.11     SALE OF VESSEL..................................21
                  10.1.12     EMPLOYMENT OF VESSELS...........................21
                  10.1.13     BANK ACCOUNTS...................................21
                  10.1.14     NO FURTHER ENCUMBRANCES.........................21
                  10.1.15     MERGER OR DEMERGER..............................21
                  10.1.16     CORPORATE DOCUMENTS.............................21
                  10.1.17     LAWFUL CONDUCT..................................21
                  10.1.18     PUBLIC LISTING..................................21
           10.2   FINANCIAL COVENANTS ........................................22
                  10.2.1      CERTIFICATE OF COMPLIANCE.......................22
                  10.2.2      CONSOLIDATED TANGIBLE NET WORTH.................22
                  10.2.3      CONSOLIDATED DEBT TO CONSOLIDATED TANGIBLE
                              NET WORTH RATIO.................................22
                  10.2.4      CONSOLIDATED DEBT TO EBITDA RATIO...............22
           10.3   BANKS APPROVAL..............................................22

      11.  MINIMUM VALUE......................................................22
           11.1   VALUATION...................................................22
           11.2   MINIMUM VALUE REQUIREMENT...................................22
           11.3   PREPAYMENT..................................................22
           11.4   RELEASE OF ADDITIONAL SECURITY..............................22

      12.  EVENTS OF DEFAULT..................................................23
           12.1   EVENTS......................................................23
                  12.1.1      OVERDUE PAYMENT.................................23
                  12.1.2      DEFAULT UNDER OTHER PROVISIONS..................23
                  12.1.3      INFORMATION FROM BORROWER.......................23
                  12.1.4      CROSS DEFAULT...................................23
                  12.1.5      LIENS AND MATERIAL LITIGATION...................23
                  12.1.6      LOSS OF PROPERTY................................24
                  12.1.7      LIQUIDATION.....................................24

                  12.1.8      ADMITTANCE OF NON-PAYMENT.......................24
                  12.1.9      TERMINATION OF BUSINESS.........................24
                  12.1.10     PERMITS.........................................24
                  12.1.11     OWNERSHIP OF THE BORROWER.......................24
           12.2   LOAN ACCELERATION...........................................24
           12.3   IMPOSSIBILITY OR ILLEGALITY.................................24

      13.  DEFAULT INDEMNITY..................................................25
           13.1   DEFAULT INTEREST............................................25
           13.2   INDEMNITY BY BORROWER.......................................25
           13.3   INDEMNITY AMOUNT CERTIFICATE................................25

      14.  CHANGES IN CIRCUMSTANCES...........................................25
           14.1   INCREASED COSTS.............................................25
           14.2   ILLEGALITY..................................................26
           14.3   UNAVAILABILITY OF FUNDS.....................................26
           14.4   ALTERNATIVE FUNDING.........................................26
           14.5   PREPAYMENT..................................................26

      15.  FEES, COSTS AND EXPENSES...........................................27
           15.1   COMMITMENT COMMISSION.......................................27
           15.2   UNDERWRITING FEE............................................27
           15.3   COSTS.......................................................27

      16.  PAYMENTS...........................................................27
           16.1   TAXES.......................................................27
           16.2   GENERAL PREPAYMENT PROVISIONS...............................27
           16.3   REFUND OBLIGATION...........................................28

      17.  AGENCY.............................................................28
           17.1   AGENT'S AUTHORITY...........................................28
           17.2   APPLICATION OF FUNDS........................................28
           17.3   SHARING OF PAYMENT..........................................28
           17.4   INFORMATION TO BANKS........................................29
           17.5   INDEMNIFICATION OF AGENTS...................................29
           17.6   DISCLAIMER OF LIABILITY.....................................29
           17.7   INDIVIDUAL CREDIT RISK ASSESSMENT...........................29
           17.8   AGENTS' OTHER BUSINESS WITH BORROWER........................29

      18.  ASSIGNMENT.........................................................29
           18.1   PARENT & BORROWER...........................................29
           18.2   BANK TO AFFILIATE...........................................29
           18.3   BANK TO OTHER FINANCIAL INSTITUTIONS........................30
           18.4   SUBSEQUENT PAYMENTS.........................................30

      19.  NOTICES AND CORRESPONDENCE.........................................30

      20.  CURRENCY INDEMNITY.................................................31

      21.  MISCELLANEOUS......................................................31
           21.1   SEVERALITY OF PROVISIONS....................................31
           21.2   CLAUSE HEADINGS.............................................31

      22.  GOVERNING LAW AND JURISDICTION.....................................31

SCHEDULE NO.                                                                Page
------------                                                                ----

         1       LIST OF BANKS AND PARTICIPATIONS                            34
         2       DRAWDOWN NOTICE..                                           35
         3       NOMINATION NOTICE                                           36
         4       FORM OF SHIP MORTGAGES                                      37
         5       FORM OF INSURANCE ASSIGNMENT                                102
         6       FORM OF PARENT GUARANTEE/INTER COMPANY
                 GUARANTEE                                                   106
         7       SECURITY IN THE EARNINGS OF VESSELS                         108
         8       FORM OF CERTIFICATE OF COMPLIANCE                           114
         9       ASSOCIATED COST RATE                                        116
         10      TECHNICAL MANAGEMENT AGREEMENT                              118
         11      CONTRACT INFORMATION

This Agreement is entered into on this 19th day of December 1997

BETWEEN:-

(1) SEAWAY (UK) LIMITED c/o STOLT COMEX SEAWAY M.S. LTD, Bucksburn House, Howes Road, Bucksburn, UK - Aberdeen AB 2 9RQ, Scotland (the "BORROWER"), a limited liability company incorporated under the laws of England.

(2) STOLT COMEX SEAWAY S.A., a limited liability company incorporated under the laws of The Grand Duchy of Luxembourg, with the registered address 11 Rue Aldringen, RC Luxembourg B 43172 (the "PARENT") in its capacity as Guarantor.

(3) THE BANKS AND FINANCIAL INSTITUTIONS whose names, addresses and participations in the Loan are listed in Schedule 1 hereto (the "BANKS").

(4) MIDLAND BANK PLC 27 - 32 Poultry, London EC2P 2BX, England (the "FACILITY AGENT").

      and

(5) DEN NORSKE BANK ASA, P.O.Box 1171 Sentrum, N-0107 Oslo, Norway (the "SECURITY AGENT")

WHEREAS:-

(A)   The Borrower is a wholly owned indirect subsidiary of the Parent.

(B) The Borrower's sole purpose is borrowing money to finance the operation of the SCS Group (as herein defined) or any member of the SCS Group and to act as the founder for a pension fund.

(C) The Borrower on behalf of the SCS Group wishes to obtain from the Banks financing assistance for the operations of the SCS Group as specified in this Agreement.

(D) The Banks have agreed, pursuant to the terms and conditions set out herein, to assist in the financing of the SCS Group's general corporate purpose and operations including without limitation working capital and capital expenditures.

NOW IT IS HEREBY AGREED as follows:-

1. FACILITY AND PURPOSE

This Agreement sets out the terms and conditions upon which the Banks will severally, in proportions as set out in Schedule 1 hereto, make available to the Borrower a revolving multicurrency credit (the "FACILITY") in the amount of up to USD 125,000,000 with the purpose of financing capital expenditures and general corporate purposes of the SCS Group (as herein defined).

2. DEFINITIONS

In this Agreement the following terms and expressions shall have the meaning set out below, always provided that where the context of this Agreement so allows words importing the singular include the plural and vice versa:

"ACCOUNTS RECEIVABLE" means the aggregate amount due at any time to the SCS
Group.

"ADVANCE" means any amount advanced to the Borrower under the Facility.

"AGENT" means either of the Facility Agent and the Security Agent.

"APPLICABLE MARGIN" means a variable margin calculated by the Facility Agent based upon the Parent's Consolidated Debt to EBITDA ratio ("D/EBITDA") as an average of the immediately preceding four fiscal (4) quarters as follows:

D/EBITDA:                              APPLICABLE MARGIN PER ANNUM:
---------                              ----------------------------

3 or greater                                     0,80%
2 or greater but less than 3                     0,60%
1 or greater but less than 2                     0,50%
less than 1                                      0,40%

The Applicable Margin shall be calculated by the Facility Agent on 28 February, 31 May, 31 August and 30 November each year (each a "MARGIN REVIEW DATE") for the succeeding fiscal quarter and shall be the average of four consecutive fiscal quarters, the most recent of which shall have ended on the previous Margin Review Date.

The margin calculated as aforesaid shall be increased by 50% upon occurrence of Change of Control, unless such Change of Control is certified by the Agents to be acceptable to the Majority Banks in their sole discretion.

"ARTICLES OF ASSOCIATION" means in respect of a company the Articles of Association, by- laws, Articles of Incorporation, Statutes, Certificate of Good Standing and any other similar documents relevant to such body corporate under the laws of the relevant country of incorporation.

"ASSIGNMENT ACCOUNTS" any account with the Facility Agent established pursuant to the Assignment of Earnings in order to receive the assigned earnings of the Vessels.

"ASSIGNMENT OF EARNINGS" means an assignment of the earnings of each of the Vessels issued by the relevant Shipowning Company to the Security Agent in the form set out in Schedule 7.

"ASSOCIATED COSTS RATE" means, in relation to any Advance or unpaid sum denominated in GBP, the rate determined in accordance with Schedule 9.

"BANK ACCOUNTS" means the accounts referred to in Clause 10.1.13.

"BANKING DAY" means a day upon which banks and foreign exchange markets are open for business in London, Oslo, New York and such other places contemplated for the transactions required by this Agreement.

"CERTIFICATE OF COMPLIANCE" has the meaning ascribed thereto in Clause 10.2.1 and being in the form set out in Schedule 8.

"CHANGE OF CONTROL" means that Stolt-Nielsen S.A. of Luxembourg ("SNSA") shall cease, for any reason whatsoever, to own or control directly or indirectly, shares of the Parent representing at least 30% of all votes capable of being represented in any shareholders meeting of the Parent or if any shareholder or group of shareholders acting in concert outside SNSA at any time own or control, directly or indirectly, more of the issued voting shares determined on a per vote basis of the Parent than those being owned or controlled by SNSA.

"CONSOLIDATED TANGIBLE NET WORTH" means for the Parent and its Subsidiaries (on a consolidated basis) at any time (a) the sum, to the extent shown on the Parent's consolidated balance sheet, of (i) the amount of issued and outstanding share capital, but less the cost of treasury shares, plus (ii) the amount of surplus and retained earnings, less (b) intangible assets as determined in accordance with US GAAP.

"CONSOLIDATED DEBT" ("DEBT") means for the Parent and its Subsidiaries (on a consolidated basis) at any time, the aggregate value of (i) notes payable (whether promissory notes or otherwise), plus (ii) long term debt (including current portion of long term debt), plus (iii) capitalised lease obligations on behalf of third parties and all contingent liabilities related to debt and capital lease obligations which, according to US GAAP, are considered probable and estimable, plus (iv) subordinated debt less (v) amount of debt for which there is a restricted cash deposit which will repay all or part of such financial debt obligation.

"DRAWDOWN DATE" means a date a portion of the Loan Commitment is made available to the Borrower hereunder, such date always being a Banking Day, not to occur later than the date falling one month prior to the Final Repayment Date.

"DRAWDOWN NOTICE" means a notice in the form set out in Schedule 1 hereto.

"DEED OF COVENANT" means a Deed of Covenant executed by the Borrower substantially in the form set out in Schedule 4 hereto

"EARNINGS" means all freight, hire (including, but not limited to all payments from any charterparty), compensation payable to the Borrower in the event of requisition of any Vessel, remuneration for salvage and other services, demurrage, retention moneys and all other moneys whatsoever due or to become due to the Borrower in respect of the Vessels or otherwise.

"EBITDA" means the consolidated Earnings Before Interest, Taxes, Depreciation and Amortization, at any time during the Facility Period as determined in accordance with US GAAP.

"EUROCURRENCY" means each of the lawful currencies of the United States of America ("USD"), United Kingdom ("GBP"), Norway ("NOK") and any other currency always provided that such currency is generally available in the eurocurrency market and in relation to other currencies than USD, freely convertible into USD.

"EVENT OF DEFAULT" means each of the events and circumstances specified in Clause 12.1

(Events of Default) below.

"FACILITY PERIOD" means the period from the date of this Agreement until all amounts outstanding from the Borrower to the Agents and the Banks hereunder, whether actual or contingent, have been repaid in full and the Banks are under no further obligation to make Advances available under this Agreement.

"FINAL REPAYMENT DATE" means 28 February 2003.

"INTER COMPANY GUARANTEE" means an on demand guarantee for the full amount of the facility substantially in the form as set out in Schedule 6 or an indemnity being in form and substance satisfactory to the Agents, made by each of the Shipowning Companies in favour of the Security Agent on behalf of the Banks.

"INTEREST PAYMENT DATE" means the last day of each Interest Period, and in respect of any Interest Period exceeding 6 months, the date falling 6 months after the commencement thereof and each date falling with six-monthly intervals thereafter.

"INTEREST PERIOD" means a period, the duration of which is calculated in accordance with the provisions of Clause 8 (Interest) hereof.

"LIBOR" means, in relation to any Advance or unpaid sum, the rate per annum determined by the Facility Agent to be (i) the Screen Rate for the specified period or (ii) (in the event that LIBOR cannot be determined by reference to the Screen Rate) the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of the one-sixteenth of one per cent.) of the rates (as notified to the Facility Agent) at which each of the Banks was offering to prime banks in the London Interbank Market, deposits in the currency in which such Advance or unpaid sum is denominated and for the specified period at or about
11.00 a.m. London time two Banking Days prior to the commencement of the relevant Interest Period therefor and, for the purpose of this definition, "SPECIFIED period" means the Interest Period of such Advance or, as the case may be, the relevant period in respect of which LIBOR shall be determined in relation to such unpaid sum.

"LOAN" means the aggregate principal amount outstanding hereunder at any time.

"LOAN COMMITMENT" means the maximum sum of USD 125,000,000.

"MAJORITY BANKS" means Banks accounting for more than 66% of the Loan Commitment, or as the case may be, the Loan at any time.

"MANAGER" means the Technical Manager.

"MANAGEMENT AGREEMENT" means the Technical Management Agreement.

"MARKET VALUE" means the arithmetic means of valuations, made by two independent ship brokers approved by the Agents, on the basis of a voluntary cash sale of the Vessels between willing buyer and willing seller on "as is - where is" terms, free of any employment obligations.

"MORTGAGE" means a first priority Ship Mortgage of USD 125,000,000 (together with, in respect of M.V. SEAWAY OSPREY, M.V. SEAWAY HARRIER and M.V. SEAWAY EAGLE, an additional amount of USD 12,500,000) registered on each Vessel in the ships registry applicable to the relevant Vessel, and in respect of M.V. "SEAWAY CONDOR" together with a Deed of Covenant, being substantially in the forms set out in Schedule 4 hereto.

"NOMINATED CURRENCY" means USD or the Eurocurrency in which the Loan will be made available to the Borrower pursuant to Clause 7 (Currencies) hereof, at any time during the Facility Period.

"NOMINATION NOTICE" means a notice in the form set out in Schedule 3 hereto.

"OUTSTANDING INDEBTEDNESS" means all and any amount outstanding from the Borrower to the Banks pursuant to this Agreement or any of the Security Documents.

"PARENT GUARANTEE" means the guarantee substantially as set out in Schedule 6 hereto.

"PLAN" means the Norwegian Marine Insurance Plan of 1964.

"PRINCIPAL SUBSIDIARIES" means any member of the SCS Group having total assets exceeding 10% of the consolidated assets of the SCS Group and/or having during the last four quarters accounted for more than 10% of the consolidated turnover of the SCS Group.

"REDUCTION DATES" means the date falling 36 months after the signing of this Agreement and each of the dates falling at 6 months intervals thereafter up to and including the Final Repayment Date.

"SCS GROUP" means the Parent and all Subsidiaries.

"SCREEN RATE" means the offered quotation appearing on page 3740 or 3750 of the Telerate Screen (or such other page or service as may replace such pages on such system for this purpose) which displays British Bankers Association Interest Settlement Rates for deposits in the currency in which the relevant Advance or unpaid sum is to be denominated at or about 11.00 a.m. London time two Banking Days prior to the commencement of the relevant Interest Period therefor.

"SECURITY DOCUMENTS" means all or any documents and/or arrangements as may be entered into from time to time pursuant to Clause 6 (Security) hereof, as security for all or any of the obligations of the Borrower hereunder.

"SHIPOWNING COMPANIES" means SCS SHIPPING LIMITED an Isle of Man company (owning M.V. "SEAWAY CONDOR", M.V. "SEAWAY OSPREY", M.V., "SEAWAY HARRIER" M.V. "SEAWAY HAWK") and SCS SHIPPING CORPORATION, a Liberian corporation (owning M.V. "SEAWAY EAGLE").

"SUBSIDIARY" means each corporate body and/or company within the definition of ss. 2 - 1 of the Norwegian Companies Act or corresponding definition in any other applicable company law in relation to the Parent or any other subsidiary.

"TAX" means any and all taxes, levies, imposts, duties, charges, fees, deductions, and withholdings levied or imposed by any national or local governmental or public body or authority.

"TECHNICAL MANAGER" means Stolt Comex Seaway AS.

"TECHNICAL MANAGEMENT AGREEMENT" means any one of the agreements between each Shipowning Company and the Technical Manager dated 1 April 1993, 9 May 1997 and 1 December 1996 respectively in relation to the technical management of the Vessels (Schedule 10).

"TOTAL LOSS" means any event which will entitle the respective Shipowning Company to claim payment of the total insured value of each Vessel under such Vessel's Hull and Machinery or War Risk insurance policies.

"US GAAP" means generally accepted accounting principles in The United States of America, from time to time in effect, subject to any changes in the rules of US GAAP, consistently applied always provided that if the Parent wishes to change accounting principles within the applicable rules of US GAAP the Borrower shall notify the Facility Agent of the intention together with an explanation of the effects on the financial covenants in this Agreement. Should the Banks, and or the Parent, find that such change will impact upon the result of the calculation of the financial covenants herein, the Banks will, following consultation with SCS, stipulate amendments to the financial covenants so that the ratio of SCS Group's performance in respect of the covenant reflects the position which would have been the case had no changes to SCS's accounting principles taken place.

"VESSEL" means each of M.V. "SEAWAY CONDOR" (Isle of Man), M.V. "SEAWAY HARRIER" (Liberia), M.V. "SEAWAY OSPREY" (Liberia), M.V. "SEAWAY EAGLE" (Liberia) and M.V. "SEAWAY HAWK" (Panama).

3.     CONDITIONS PRECEDENT

3.1 CONDITIONS. The obligations of the Banks to make any portion of the Loan Commitment available are conditional upon the Facility Agent having received the following documents in form and substance satisfactory to the Facility Agent, no later than 3 Banking Days prior to the first Drawdown Date:

       3.1.1    In respect of the Parent:
                  a.     Articles of Association.
                  b.     transcript of company register.
                  c. latest available audited accounts and unaudited periodical report.
                  d. board resolution appointing an attorney to sign this Agreement on behalf of the Parent in its capacity as guarantor and the Parent Guarantee.

       3.1.2    In respect of the Borrower:
                  a.     Articles of Association.
                  b.     company certificate.
                  c. latest available accounts and unaudited periodical report.
                  d. board resolution authorising the Borrower's execution of this Agreement and the Security Documents.

       3.1.3    In respect of each Shipowning Company:
                  a.     Articles of Association.
                  b.     company certificate.
                  c.     latest available accounts.
                  d. board resolution and to the extent applicable under the relevant jurisdiction, shareholders approval, resolving to execute and deliver the Inter Company Guarantee and the relevant Mortgage, Assignment of Insurances and the Security Documents set out in Schedule 7.
                  e. receipt by the Security Agent of the Security Documents referred to in sub-clause d, as duly recorded, perfected to the satisfaction of the Security Agent.

       3.1.4    In respect of each Vessel:
                  a.     the relevant Charterparty at any time in existence.
                  b.     the Management Agreement.
                  c. Certificate confirming insurance taken out pursuant to Clauses 10.1.3 and 10.1.4.
                  d.     Classification Certificates as specified in Clause
                         10.1.7 (Class).
                  e. a Certificate of Ownership and Encumbrances from the relevant Ships Registry.

       3.1.5 Evidence that all of the Security Documents including, but not limited to the Mortgages having been arranged in a manner satisfactory to the Security Agent, including, by way of written confirmation from the relevant Ships Registry, that the relevant Mortgage has been registered first priority and that the relevant Vessel is free of other encumbrances.

       3.1.6 Legal opinions by the Agents' and the Banks' legal advisers in all jurisdictions affected by the transactions envisaged by this Agreement, including, but not limited to, the legal, valid, binding and enforceable execution of this Agreement and each Security Document and perfection of all security arrangements.

3.2 CERTIFIED COPIES. Each of the documents specified in Clause 3.1 shall either be an original or a copy certified to be true and up-to-date by a lawyer licensed to practice law in the relevant jurisdiction (or in respect of Liberia, experienced in Liberian law) and where relevant, the company secretary shall confirm in writing that the documents are correct and up to date and that no subsequent changes have been made, approved or is pending.

3.3 NO EVENT OF DEFAULT. The obligations of the Banks hereunder are subject to the further general preconditions that at the time of request for and at the time of making available an Advance no Event of Default and no event which with the giving of notice or lapse of time, determination and materiality or other condition may constitute such an Event of Default, shall have occurred or be continuing or in the reasonable opinion of the Facility Agent, will probably result from the making of such Advance.

3.4 WAIVERS. The Agents may, at their discretion, extend the period for delivery of any of the documents referred to above on such conditions as the Agents deem appropriate.

4.     AVAILABILITY

4.1 NOTICE TO THE FACILITY AGENT. Each Advance shall be made available in minimum amounts of USD 2 Mill. or the equivalent in any other eurocurrency to the Borrower in one amount on a Drawdown Date, subject to the Facility Agent having received the relevant Drawdown Notice, before 1100 hours London time not less than 3 Banking Days prior thereto.

4.2 MANNER OF PAYMENT. Each Advance under the Loan Commitment shall be made available solely for the purposes referred to under Clause 1 (Facilities and Purpose) above in a manner to be agreed between the Borrower and the Facility Agent prior to the

       Drawdown Date.

4.3 INDEMNITY. The Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any portion of the Loan Commitment not being drawn or utilised after the Drawdown Notice, has been served, including but not limited to any loss or expenses incurred to fund the relevant portion of the Loan Commitment.

4.4 SEVERALITY OF OBLIGATIONS. The obligations of each Bank under this Agreement are several, the failure of any Bank to perform any such obligations shall not relieve the other Banks, the Agents or the Borrower of any of their respective obligations or liabilities under this Agreement, nor shall the Agents or any of the Banks be responsible for the obligations of any other Bank under this Agreement.

5.     REPRESENTATION AND WARRANTIES

5.1 Each of the Borrower and the Parent hereby represents and warrants towards the Agents and the Banks jointly and severally that:

       5.1.1 The Parent is a company duly organised and validly standing under the laws of Luxembourg and has full power to enter into and perform its obligations under this Agreement and the Parent Guarantee.

       5.1.2 The Borrower is a company duly organised and validly standing under the laws of England and has full power to enter into and perform its obligations under this Agreement.

       5.1.3 This Agreement and the Parent Guarantee are binding on and is enforceable against the Parent and the Borrower, respectively, and will not be in breach of the Articles of Association, agreements or other obligations of the Parent and the Borrower or any other member of the SCS Group.

       5.1.4 The Shipowning Companies are fully authorised to issue the Inter Company Guarantee, the Assignment of Earnings, the Mortgage and the Assignment of Insurances and these documents will be binding and enforceable against the respective Shipowning Company.

                None of the documents referred to above is in violation of any Articles of Association, agreements or any other obligation of the relevant Shipowning

                Company.

       5.1.5 Neither the Borrower, the Parent, nor any of the Shipowning Company is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings except for limitations imposed by laws affecting creditors' rights generally.

       5.1.6 All consent, necessary authorisation or declaration to or registration with any governmental or public bodies or courts in order for the Parent, the Borrower and/or the Shipowning Companies to perform its obligations hereunder have been obtained and are in full force and effect.

       5.1.7 No circumstances exist which may make the obligations of the Parent, the Borrower and/or the Shipowning Companies pursuant to this Agreement and documents to issued pursuant to this Agreement invalid.

       5.1.8 Any financial information given by the Borrower, the Shipowning Companies, Stolt Comex Seaway MS Ltd and the Guarantor in writing to the Agents and the Banks in connection with this transaction are true and correct.

6.     SECURITY - NEGATIVE PLEDGE

6.1 SECURITY. The Loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower towards the Banks and the Agents in connection therewith shall be secured by:
                  a. the Mortgage on each Vessel together with a Deed of Covenant (as applicable).
                  b. the first priority insurance assignment pertaining to the insurances as detailed in Clauses 10.1.3 (Insurances) in respect of each Vessel, which are hereby assigned to the Banks and the Security Agent.
                  c.     the Parent Guarantee.
                  d.     the Inter Company Guarantees.
                  e.     the Assignment of Earnings.

6.2 SET-OFF. In the event of non-payment of any amount hereunder when due, the Facility Agent, the Security Agent and each of the Banks individually shall have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower or the Parent might have with the Agents or any of the Banks (branches included) from time to time, towards satisfaction of any sum due to it, to the Agents or any of the other Banks hereunder.

6.3 NEGATIVE PLEDGE. The Borrower and the Parent hereby covenant and agree that the

       Borrower, the Parent or any member of the SCS Group in the Facility Period, will not create or permit to arise or subsist any mortgage, lien, charge, royalty, right of set-off or other encumbrance of whatever nature upon any of the Accounts Receivable except as exist on the date hereof.

7.     CURRENCIES

7.1 NOMINATION OF CURRENCY. Any Advance may be made in USD or any other Eurocurrency, including but not limited to FRF, NOK, GBP, available to the Banks always provided that

       (i) the Borrower shall in the Drawdown Notice in relation to an Advance to be made specify the currency in which such Advance is to be made available (the "Nominated Currency");

       (ii) the Facility Agent shall after consultation with the Banks have confirmed to the Borrower that the requested currency and Interest Period are available to all the Banks for lending to the Borrower not later than two Banking Days before drawdown;

       (iii) the Loan shall not be nominated in more than five currencies at any time.

7.2 CALCULATION OF CURRENCY AMOUNT. The amount of an Advance in any Nominated Currency shall be equal to the USD amount of the Advance at the spot rate of exchange quoted by the Facility Agent to be ruling in the London Interbank Currency Exchange Market for the buying of USD with the Nominated Currency at or about 1000 hours London time two Banking Days before the day on which the Advance is to be made available to the Borrower.

7.3 RENEWALS. Subject to Clause 7.4 below any renewals of the Loan or any part thereof shall be made in the Nominated Currency or Nominated Currencies in the same amount as is outstanding at the date of renewal. In the event that at the date of renewal or if earlier 6 months after the last renewal the USD amount of the Advance exceeds the amount of the Advance outstanding in another Nominated Currency or Currencies, calculated as provided for in Clause 7.2, the Facility Agent shall notify the Borrower in writing specifying the amount of the shortfall, which shall be forthwith paid by the Borrower to the Facility Agent on behalf of the Banks.

7.4 UNAVAILABILITY OF CURRENCY. If the Facility Agent shall certify after consultation with the Banks that the currency or currencies requested are available the Facility Agent shall comply with such request and as soon as practicable notify the Borrower of the sum in the Nominated Currency which will represent the Advance during the relevant Interest

       Period following the date of such Advance or, as the case may be, the Interest Payment Date to which the request relate, but, to the extent not so requested or if the Facility Agent shall not so certify or if the Facility Agent shall certify that adequate and reasonable means do not exist for determining the interest rate which should apply to the loans under Clause 7.1, then the Advance shall be made available or (as the case may be) continued in USD and the Borrower shall be so notified by the Facility Agent. If any Advance is to be renewed in USD as aforesaid the USD amount of the Advance shall be equal to the amount of the said Advance in the Nominated Currency at the spot rate of exchange quoted by the Facility Agent to be ruling in the London Interbank Currency Exchange market for the buying of USD with the said Nominated Currency at or about 1100 hours London time two Banking Days before the relevant Interest Payment Date.

7.5 EXTRA COST. If any Advance is nominated in any currency other than USD the Banks shall be reimbursed for any extra cost (including indirect costs in respect of reserve requirement) due to such nomination as conclusively determined by the Facility Agent. If an Advance is nominated in GBP such extra costs shall be equal to the Associated Costs Rate.

8.     INTEREST

8.1 INTEREST RATE. The Borrower shall pay interest on the Loan in respect of each Interest Period in arrears on each Interest Payment Date at a rate equivalent to the aggregate of LIBOR and the Applicable Margin.

8.2 INTEREST PERIOD. The Borrower shall be entitled to nominate in the Nomination (Drawdown) Notice not later than 1100 hours Oslo time 3 Banking Days prior to the commencement of each Interest Period, whether the length of the ensuing Interest Period for the relevant Advance shall be one, three or six months or such other Interest Period as shall from time to time be agreed in writing between the Borrower and the Facility Agent (subject to availability to all the Banks), always provided that:-

       8.2.1 ABSENCE OF NOMINATION. In the absence of any such nomination by the Borrower, or if the Facility Agent after consultation with the Banks shall certify to the Borrower that the funds requested by the Borrower are not available to all the Banks, the length of such Interest Period shall be three months.

       8.2.2 INSTALMENTS. If any Reduction Date will occur during an Interest Period to be nominated, a separate Interest Period ending on such Reduction Date shall be nominated for an amount equal to the amount by which the Loan would otherwise exceed the amount of the Loan Commitment following the

                  Reduction Date.

       8.2.3 BANKING DAY. If any Interest Period would end on a day which is not a Banking Day such Interest Period shall end on the next succeeding Banking Day in the same calendar month or, if none, the preceding Banking Day.

       8.2.4 ONE MONTH INTEREST PERIODS. The Borrower shall not be entitled to nominate an Interest Period of one month's duration on more than three occasions during each calendar year.

       8.2.5 NUMBER OF ADVANCES. The Loan shall not be divided into more than 10 Advances at any time.

8.3 INTEREST CALCULATION. Interest shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360-day year, but in the case of GBP on the basis of a 365-day year.

8.4 DEFAULT INTEREST. In the event of any payments hereunder not being received on the due date therefore, interest will be charged by the Facility Agent from the due date until the date that payment is received, at a rate corresponding to the aggregate of LIBOR (for such periods as the Facility Agent in its sole discretion shall decide), the Applicable Margin and 1% p.a. (one per cent per annum). Interest charged under this Clause 8.4 shall be added to the defaulted amount on each respective Interest Payment Date until the defaulted amount has been repaid in full.

8.5 NO LIBOR QUOTATION. If for any reason the Facility Agent shall be unable to establish LIBOR for the relevant Interest Period, the Borrower shall pay interest on the Loan at a rate which equals the cost for each Bank of making, funding and maintaining its participation in the Loan plus the Applicable Margin.

9.     LOAN COMMITMENT REDUCTION/PREPAYMENT/CANCELLATION

9.1 REDUCTION. On each Reduction Date the Loan Commitment shall be reduced by USD 12,500,000. The Loan Commitment shall be reduced to nil on the Final Repayment Date.

9.2 CANCELLATION. The Borrower shall be entitled to cancel the Loan Commitment in whole or in part being at least USD 5,000,000 or any whole multiple thereof upon giving the Facility Agent at least 5 Banking Days prior written notice.

       In case such cancellation entails to that the maximum amount of the Loan Commitment is less than the Loan, the Borrower shall prepay an amount necessary to reduce the Loan to such maximum amount at the same day as the cancellation notice takes effect. Clause 16.2 shall apply.

9.3 REBORROWING. Any amount prepaid pursuant to Clause 9.2 above shall not be available for reborrowing.

9.4 PREPAYMENT UPON TOTAL LOSS. In the event that a Vessel suffers a Total Loss (a "TOTAL LOSS VESSEL"), the amount of the Loan Commitment (as previously modified from time to time in accordance with this Article 9) shall be reduced by an amount equal to the product of (x) the amount of the Loan Commitment immediately prior to the Total Loss and (y) a fraction (the "TOTAL LOSS FRACTION") whose numerator is the total loss insurance (including Hull and Machinery, Hull Interest and Freight Interest) on the Total Loss Vessel and whose denominator is the total loss insurance on all of the Vessels including the Total Loss Vessel. If, as a result of this reduction, the Loan becomes greater than the Loan Commitment, the Borrower shall repay the difference within 90 days of the Total Loss, such amount to be applied towards cancellation/prepayment pursuant to Clause 9.2 above. The amount of any subsequent reductions to be effected in accordance with Clause 9.1 shall be reduced by an amount equal to the product of the reduction as set forth therein and the Total Loss Fraction. Notwithstanding the foregoing, upon occurrence of any Event of Default the full amount of Total Loss Insurance shall be paid to the Banks and applied as aforesaid.

10.    COVENANTS

10.1 GENERAL COVENANTS. Each of the Borrower and the Parent undertakes with the Agents and the Banks and each of them severally that, unless the Agents has given their prior written consent to the contrary, it will and procure that each Shipowning Company will to the extent applicable, in the Facility Period:-

       10.1.1 INFORMATION. Promptly inform each Agent about any event which constitutes or may constitute (by giving of notice, lapse of time and/or the making of any determination hereunder) an Event of Default, or which will adversely affect the Borrower's ability fully to perform its obligations under this Agreement or any of the Guarantor, Shipowning Companies or Principal Subsidiaries' ability fully to perform its obligations under any of the Security Documents to which it is respectively a party or which may adversely affect the Parent's ability fully to perform its obligations hereunder or under the Parent Guarantee.

       10.1.2 FINANCIAL INFORMATION. Deliver to the Facility Agent for distribution to the Banks as many copies (in English) as the Facility Agent may reasonably require of (a) on a consolidated basis its and the Parents and (if reasonably required by the Facility Agent and the company in question is obliged by law or other regulations to prepare accounts) on a non-consolidated basis each of the Shipowning Companies and Principal Subsidiaries' annual audited accounts as soon as practicable after the same have been issued and in any event not later than 180 days after the end of the relevant financial year, (b) on a consolidated basis the SCS Group's unaudited quarterly financial statements (including cash-flow analysis) not later than 90 days after the end of the relevant fiscal quarter (c) its, the Parent's and the SCS Group's budgets, (d) any financial information delivered by the Parent to its Shareholders, (e) statement of Accounts Receivable at least once annually (f) such other information about its business and financial conditions as the Majority Banks may reasonably require and (g) a cash flow projection for the following five years to be provided semi-annually (h) list and broad description of all contracts with a value in excess of USD 2 million to be performed by any company in the Stolt Comex Seaway Group to be provided semi-annually such information to be in a format as exemplified in Schedule 11.

       10.1.3 INSURANCES. Procure that each Vessel is kept fully insured against such risks, in such amounts, on such terms and with such underwriters as the Agents may reasonably require including, but not limited to

                  a. Hull and Machinery plus Hull Interest and Freight Interest insurance covering the Market Value of the Vessels (or in aggregate 120% of the Loan if higher),
                  b.     Protection and Indemnity insurances,
                  c. War Risk insurances covering the Market Value of the Vessels (or in aggregate 120% of the Loan, if higher),

                  The Borrower shall register and maintain the registration of the Security Agent (on its own behalf and on behalf of the Banks) as mortgagee in all insurance policies in accordance with the provisions of Chapter 8 of the Plan.

       10.1.4 MORTGAGEE INTEREST. Let the Security Agent order (at the Borrower's expense), a Mortgagee Interest Insurance in form and substance satisfactory to the Agents in favour of the Security Agent (on its own behalf and on behalf of the Banks), or, if so directed by the Security Agent, arrange for such insurance cover to be established in accordance with instructions from the Security Agent.

       10.1.5 CERTIFICATE OF INSURANCES. Procure an annual certificate to the Security Agent from each Vessel's underwriters evidencing that all insurances referred to in Clause 10.1.3 (Insurances) and , if relevant 10.1.4 (Mortgagee Interest), have been taken out and are in full force and effect.

       10.1.6     NOTIFICATION. Immediately notify the Agents of:-

                  a.     any accident to a Vessel involving repairs the cost
                         of which is likely to exceed USD 2,500,000.
                  b.     any occurrence in consequence whereof a Vessel has
                         become or is likely to become a Total Loss.
                  c.     any arrest of a Vessel or the exercise or purported
                         exercise of any lien on a Vessel or her Earnings.

       10.1.7 CLASS. Have each Vessel classified and maintained in the highest class with Det Norske Veritas, Lloyds or another classification society acceptable to the Agents, and shall not change class. Further the Vessels shall from 1 July 1998 comply with the International Ship Management Code always provided that this requirement shall not apply to Seaway Osprey and Seaway Harrier until 1 July 2002.

       10.1.8 REPAIRS AND ALTERATION OF THE VESSELS. Not bring any Vessel to any yard for repairs the costs of which is likely to exceed USD 2.5 million or, save for what is necessary in the course of the normal operation of a Vessel without adversely changing its class or trading capabilities, permit any major change or structural alteration to be made to a Vessel.

       10.1.9     FLAG. Not change the flag of any Vessel.

       10.1.10 MANAGEMENT. Not terminate or amend the Management Agreement in a manner which may be detrimental to the interest of the Banks and the Agents.

       10.1.11    SALE OF VESSEL. Not sell a Vessel (or a Shipowning Company).

       10.1.12    EMPLOYMENT OF VESSELS. Not charter out any of the Vessels on
                  (i) bareboat terms or (ii) in any other way for more than 12 months. Committing the use of a Vessel with respect to any service shall not be regarded as a charter unless such Vessel is committed for a consecutive period of not less than 12 months.

       10.1.13 BANK ACCOUNTS. Maintain the Assignment Accounts with the Facility Agent.

       10.1.14 NO FURTHER ENCUMBRANCES. Not secure any debt or guarantee obligation on any Vessel or on any other asset constituting security pursuant to Clause 6 (Security), or on any Earnings other than as contemplated in this Agreement.

       10.1.15 MERGER OR DEMERGER. Not merge or otherwise permit any amalgamation unless the Parent, the Borrower and each Shipowning Company remains the surviving entity following such merger or amalgamation and not demerge or otherwise divest any part of its assets or operations.

       10.1.16 CORPORATE DOCUMENTS. Procure that its Articles of Association nor any of its corporate documents are not varied in any way adverse to the interests of the Banks.

       10.1.17 LAWFUL CONDUCT. At all times manage its business and the Vessels in compliance with all relevant applicable laws and regulations and immediately notify the Agents of any significant breach thereof.

       10.1.18 PUBLIC LISTING. Procure that the Parent shall be publicly listed unless owned by, in the Banks' discretion, significant and recognized bodies corporate in the sub-sea industry, being of an investment grade of at least BBB as defined by Standard & Poor or any other similar investment grade.

10.2   FINANCIAL COVENANTS

       10.2.1 CERTIFICATE OF COMPLIANCE. The Borrower and the Parent shall send to the Facility Agent on behalf of the Banks within 90 days after the end of each fiscal quarter, respectively, a completed and signed Certificate of Compliance, confirming that the requirements of this Clause 10.2 have been fulfilled.

       10.2.2 CONSOLIDATED TANGIBLE NET WORTH. Maintain a Consolidated Tangible Net Worth of the Parent of minimum USD 250,000,000 at all times during the Facility Period.

       10.2.3 CONSOLIDATED DEBT TO CONSOLIDATED TANGIBLE NET WORTH RATIO. Maintain a Consolidated Debt to Consolidated Tangible Net Worth ratio of maximum 1:1 as calculated semiannually, per 31 May and 30 November of each year.

       10.2.4 CONSOLIDATED DEBT TO EBITDA RATIO. Maintain on a rolling four fiscal quarters basis a D/EBITDA ratio of maximum 4:1.

10.3 BANK'S APPROVAL. A waiver by the Agents of the Borrower's compliance with the provisions set out in Clause 10.1.2 (Financial Information), 10.1.4 (Mortgage Interest), 10.1.8 (Repairs and Alteration of Vessel), 10.1.9
       (Flag), 10.1.10 (Management), 10.1.11 (Sale of Vessel), 10.1.12
       (Employment of Vessels), 10.1.13 (Bank Accounts) and 10.1.17 (Class), shall require the prior approval of the Majority Banks, and a waiver of any other provision in Clause 10.1 shall require the prior approval of all of the Banks.

11.    MINIMUM VALUE

11.1 VALUATION. The Borrower shall at least once annually and at the reasonable request by the Facility Agent, at any time during the Facility Period, arrange for the Market Value of any Vessel to be determined at the Borrower's expense.

11.2 MINIMUM VALUE REQUIREMENT. The aggregate Market Value of the Vessels shall not be less than 120 % of the Loan at any time during the Facility Period.

11.3 PREPAYMENT. If the aggregate Market Value of the Vessels is less than required in Clause 11.2 (Minimum Value), the Borrower shall, if so instructed by the Majority Banks, prepay such amount of the Loan as is necessary to comply with Clause 11.2 (Minimum Value), or provide additional security in form and substance acceptable to all of the Banks (in their absolute discretion).

11.4 RELEASE OF ADDITIONAL SECURITY. If after having provided further security pursuant to Clause 11.3 two consecutive valuations of the Vessels with at least 6 months intervals results in that the aggregate Market Value exceeds 120% of the Loan the additional security shall be released or the Loan Commitment, be available for redrawing.

12.    EVENTS OF DEFAULT

12.1 EVENTS. Each of the following events shall constitute an Event of Default:-

       12.1.1 OVERDUE PAYMENT. The Borrower fails to pay any amount payable by it pursuant to the provisions of this Agreement when due.

       12.1.2 DEFAULT UNDER OTHER PROVISIONS. The Borrower or the Parent defaults under any of the covenants or the other provisions of this Agreement (other than as referred to in 12.1.1 (Overdue Payment)) or under the Security Documents, which (if such default, in the reasonable opinion of the Majority Banks, is capable of being remedied) is not remedied within 14 days after notice has been given to the Borrower (such period of remedy in any event not being applicable in the event of a default by the Borrower under the provisions of Clause 10.1.3 (Insurances), 10.1.4 (Mortgagee Interest) or 10.1.7 (Class) above).

       12.1.3 INFORMATION FROM BORROWER. Any information given in writing by the Borrower or the Parent in or in connection with this Agreement or the Security Documents, proves to be materially incorrect, misleading or inaccurate when made.

       12.1.4 CROSS DEFAULT. Any other loan, guarantee, lease and charter obligation or other indebtedness of the Borrower, the Parent or any Principal Subsidiary is declared, or is capable of being declared due prematurely by reason of default, or the Borrower, the Parent any Shipowning Companies or Principal Subsidiaries fails to make payment in respect thereof on the due date for such payment, or security for any such other loan, guarantee or indebtedness becomes enforceable save for amounts less than USD 2,500,000 and claims contested in good faith.

       12.1.5 LIENS AND MATERIAL LITIGATION. Except for permitted liens, a maritime or other lien, arrest, distress or similar charge is levied upon, or against a Vessel or any substantial part of the assets of the Parent (on a consolidated basis) and such is not discharged within 14 Banking Days after the Borrower, the Parent or (as the case may be) the relevant Shipowning Company, has become aware of the same.

                  A final judgement involving amount in excess of USD 10,000,000 is rendered towards any company within the SCS Group in respect of amounts including any tax claims and which remains unsettled after 14 days.

       12.1.6 LOSS OF PROPERTY. A substantial part of the SCS Group's business or assets are destroyed, abandoned, seized, appropriated or forfeited for any reason, except in the case of Total Loss of a Vessel.

       12.1.7 LIQUIDATION. An order of a competent court or an event analogous thereto shall be made or any effective resolution passed with a view to the bankruptcy, composition proceedings, debt negotiations, liquidation, winding-up or similar event of the Borrower, the Parent, any Shipowning Company or Principal Subsidiary.

       12.1.8 ADMITTANCE OF NON-PAYMENT. The Borrower, the Parent, any Shipowning Company or Principal Subsidiary is unable or admits in writing its inability to pay any lawful debts as they mature.

       12.1.9 TERMINATION OF BUSINESS. The Borrower, the Parent, any Shipowning Company or Principal Subsidiary without the prior written consent of the Agents, ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its business or assets.

       12.1.10 PERMITS. Any license, consent, permission or approval required in connection with the implementation, maintenance and performance of this Agreement and/or the Security Documents is revoked, terminated or modified in a manner unacceptable to the Majority Banks.

       12.1.11 OWNERSHIP OF THE BORROWER. The Borrower shall cease to be 100% directly or indirectly owned by the Guarantor

12.2 LOAN ACCELERATION. Upon the occurrence of any Event of Default, the Facility Agent may, and, upon instruction from the Majority Banks, shall, forthwith notify the Borrower in writing whereupon the Outstanding Indebtedness shall become immediately due and payable and the Banks shall be under no further obligation to advance funds to the Borrower hereunder.

12.3 IMPOSSIBILITY OR ILLEGALITY. If it becomes impossible or unlawful for the Borrower, the Parent, any Shipowning Company or Principal Subsidiary to fulfil any of the terms of this Agreement and/or the Security Documents or for the Security Agent, the Facility Agent or for the Banks to exercise any right or power vested in them under this Agreement and/or the Security Documents, or the security created by any of the Security Documents is imperilled the Borrower shall prepay the Loan within 7 days, always provided that if such illegality or impossibility only apply to parts of the Security Documents such payment shall made to the extent, in the opinion of the Security Agent, necessary to secure any shortfall in amount of security provided by the Borrower.

13.    DEFAULT INDEMNITY

13.1 DEFAULT INTEREST. Without prejudice to the provisions of Clause 12 (Events of Default), if the Borrower fails to pay when due any sum payable hereunder the Borrower shall, from the date when such sum falls due, pay interest on the unpaid sum in the relevant Nominated Currency or Currencies up to the date of payment at the rate, which is 1% p.a. (one per cent per annum) above the rate per annum determined by the Facility Agent as the rate per annum at which it was offered deposits in the relevant Nominated Currency in an amount comparable to such unpaid sum and for such period not exceeding three months as it may select, in the London Interbank Eurocurrency Market at 1100 hours London time on the Banking Day succeeding that on which it became aware of the default for value two Banking Days later, provided that if for any such period the Facility Agent was not offered by prime banks deposits in the relevant Nominated Currency in the required amount and for the required period, the rate of interest applicable to the unpaid sum shall be determined by reference to the cost to the Banks of obtaining such deposits from such sources as they may select. Such interest shall be payable at the end of each such period selected as aforesaid and so long as the sum remains unpaid, such rate shall re recalculated on the same basis at the end of each period for which an interest rate is determined as aforesaid.

13.2 INDEMNITY BY BORROWER. Without prejudice to the foregoing the Borrower will indemnify each Bank against any loss or expense incurred by such Bank which is attributable to the default by the Borrower in the payment of any sum due from the

       Borrower hereunder, including, but not limited to, funds borrowed or taken by any Bank in order to cover the amount of any sums paid to the Beneficiary.

13.3 INDEMNITY AMOUNT CERTIFICATE. A certificate by the Issuing Bank or the Facility Agent as to the amount payable by the Borrower to the Issuing Bank or other Bank under Clause 13.2 shall , in the absence of manifest error, be conclusive.

14.    CHANGES IN CIRCUMSTANCES

14.1 INCREASED COSTS. If by any reason of: (i) any changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law):

       a) a Bank incurs a cost as a result of having entered into this Agreement and/or as a result of performing its obligations hereunder, or

       b) there is an increase in the cost to a Bank of funding or maintaining its participation in the Loan Commitment/Loan, or

       c) a Bank becomes liable for any new Taxes (other than on net income) calculated by reference to its participation in the Loan Commitment/Loan, or

       d) a Bank becomes subject to capital adequacy or similar requirements not known to or reasonably anticipated by such Bank at the date hereof which will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on such Bank's participation in the Loan Commitment/Loan, then any such cost, liability or reduced return shall be payable by the Borrower upon request by the Facility Agent (on behalf of the Bank affected) from the date such request was received by the Borrower either in the form of an increased margin or in the form of an indemnification in the amount conclusively (save in the case of manifest error) determined in the Facility Agent's request.

14.2 ILLEGALITY. In the event that it shall be unlawful for any Bank to make or maintain such Bank's participation in the Loan Commitment/Loan, the Facility Agent shall, upon request from such Bank, serve notice of such illegality on the Borrower.

14.3 UNAVAILABILITY OF FUNDS. In the event that any Bank is unable to obtain deposits in USD in the London Interbank Eurocurrency Market, the Facility Agent shall, upon request from such Bank, serve notice of such inability on the Borrower.

14.4 ALTERNATIVE FUNDING. If so requested by the Borrower, the Facility Agent and the Banks shall use reasonable efforts to make the participation in the Loan Commitment/Loan of the Bank affected by the circumstances contemplated in Clause 14.1 (Increased costs), 14.2 (Illegality) or 14.3 (Unavailability of funds), available from alternative sources.

14.5 PREPAYMENT. Upon occurrence of circumstances set out in Clause 14.2 (Illegality) or 14.3 (Unavailability of funds) the Borrower shall, unless alternative funding/Issuing Bank has been or will be arranged within a period acceptable to the Bank affected, prepay the affected Bank's participation in the Loan pursuant to the provisions of Clause 16.2 (General prepayment provisions) on the first occurring Interest Payment Date (and the Loan Commitment shall be reduced accordingly).

15.    FEES, COSTS AND EXPENSES

The Borrower shall pay to the Facility Agent for distribution between the Banks and the Agents pursuant to separate agreements:

15.1 COMMITMENT COMMISSION. A commitment commission equal to 50% p.a. (fifty per cent per annum) of the Applicable Margin calculated on the from time to time unutilised (and uncancelled) portion of the Loan Commitment (on a day to day basis and calculated according to a 360 day year) from the date of this Agreement until the Final Repayment Date and payable in arrear on the last day of each successive period of three months and on the Final Repayment Date.

15.2 FEES. Participation Fee and Agency Fee pursuant to a letter of even date herewith.

15.3 COSTS. Upon demand, whether or not the Loan Commitment or any part thereof is ever advanced to the Borrower hereunder, all reasonable costs, charges and expenses (including external and internal legal fees) incurred by the Agents and the Banks in connection with the syndication, negotiation, preparation and execution of, and all costs, charges and expenses of the Agents and the Banks in connection with the enforcement and preservation of the Agents' and the Banks' rights under this Agreement and under the Security Documents or otherwise in connection with the Facility.

16.    PAYMENTS

16.1 TAXES. All payments to be made by the Borrower under this Agreement shall be made in USD or such other Eurocurrency in which the relevant Advance is then outstanding to the Facility Agent as directed by the Facility Agent and shall be made without set-off or counterclaim or any deductions for, and free and clear of any Taxes. In the event that the Borrower is required by law or regulation to deduct or withhold any such Taxes the sums to be paid shall be increased by such amount as shall be necessary to ensure that the amount received by the Facility Agent and/or the Banks after such deduction or withholding, is equal to the amount which would have been received under this Agreement had no such deduction or withholding been required.

       The Banks undertake at the cost of the Borrower to render the Borrower all reasonable assistance to obtain necessary clearances from relevant tax authorities in order for the Borrower to be able to make payments of interest without making withholdings of any Taxes.

16.2 GENERAL PREPAYMENT PROVISIONS. If the Loan, or any part thereof, for any reason whatsoever, is prepaid or repaid on a day other than the relevant Interest Payment Date, the Borrower shall, simultaneously with such prepayment, pay to the Facility Agent, for the account of the affected Banks, accrued interest on such prepaid amount to the date of actual payment and all other sums payable by the Borrower to such Banks, and the Agents pursuant to this Agreement, together with such additional amounts as may be specified by such Banks in an explanatory certificate (which in the absence of manifest error shall be conclusive) to be necessary to compensate such Banks for any loss, premium or penalties incurred or to be incurred by such Banks in liquidating deposits or redeploying funds taken or borrowed to fund or maintain such Banks' participation in the Facility for the remainder of the then current Interest Period.

16.3 REFUND OBLIGATION. If an Agent or any Bank pays any amount to the Borrower, which should not have been paid to the Borrower, the Borrower shall forthwith on demand refund such amount to such Agent or such Bank. The Borrower shall also on demand pay interest equal to LIBOR on the relevant sum for each day from the date such amount was so made available by the relevant Agent or Bank until the date such amount is repaid to such Agent or Bank.

17.    AGENCY

17.1 AGENTS' AUTHORITY. Each Bank irrevocably authorises each Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms of this Agreement and the Security Documents together with all such powers as are reasonably incidental thereto. The relationship between the Agents and the Banks is that of agent and principal only, nothing herein shall (nor shall it be construed so as to) constitute the Agents as trustees for the Banks or impose on either Agent or any of the Banks any duties or obligations other than those for which express provision is made in this Agreement or under the Security Documents.

17.2 APPLICATION OF FUNDS. Any amounts received by the Agents hereunder shall promptly be distributed and applied firstly against costs and expenses incurred by the Agents hereunder, secondly against amounts due to the Agents and the Banks hereunder other than interest and principal, thirdly against interest due hereunder and fourthly against principal due hereunder.

17.3 SHARING OF PAYMENT. If any Bank at any time receives or recovers by set-off or otherwise any amount due to it hereunder (otherwise than amounts specifically payable to that Bank under the terms of this Agreement), then such Bank shall share such amount rateably with the Agent and the other Banks pursuant to the principles of Clause 17.2 (Application of funds). Amounts received hereunder shall be subject to adjustment if the Bank having shared a recovered amount, becomes obliged to repay any such amount to the Borrower or any third party.

17.4 INFORMATION TO BANKS. Each Agent shall promptly advise the other Agent and the Banks of each notice received by it from the Borrower hereunder. The relevant Agent shall not be under any obligation towards the Banks to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof, other than a failure to make payment of sums due.

17.5 INDEMNIFICATION OF AGENTS. Each Bank shall, rateably in accordance with its respective participation in the Loan, indemnify and hold the Agents harmless against any loss or liability, which either Agent may suffer or incur by reason of an action taken or omitted by it as Agent hereunder or under the Security Documents (except in the event of gross negligence or wilful misconduct) to the extent that such Agent shall not have been reimbursed therefore by the Borrower.

17.6 DISCLAIMER OF LIABILITY. The Agents take no responsibility for the truth of any covenants, representations or undertakings given or made herein or in the Security Documents nor the validity, effectiveness, adequacy or enforceability of this Agreement or the Security Documents and neither Agent (except in the case of gross negligence or wilful misconduct) nor any of their directors, officers or employees shall be liable for any action taken or omitted by it or any of them.

17.7 INDIVIDUAL CREDIT RISK ASSESSMENT. Each Bank shall be responsible for making its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Facility or the relevant part thereof, and has made its own appraisal of the creditworthiness of the Borrower and (on a consolidated basis) the Parent.

17.8 AGENTS' OTHER BUSINESS WITH BORROWER. Each Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking or trust business with the Borrower, the Parent and any member of the SCS Group.

18.    ASSIGNMENT

18.1 PARENT & BORROWER. The Borrower, the Parent and the Shipowning Companies may not assign any of its rights or obligations hereunder or under the Security Documents to others.

18.2 BANK TO AFFILIATE. Each Bank may, by giving prior written notice to the Facility Agent and the Borrower, assign all or a part of its rights hereunder to an "Affiliate", and "Affiliate" shall for this purpose mean the ownership (whether directly or indirectly) of 50 % or more of the equity share capital (or similar right of ownership) of the relevant institution or vice versa.

18.3 BANK TO OTHER FINANCIAL INSTITUTIONS. Each Bank may furthermore, subject to the prior written approval of the Agents and the Borrower (such approval not to be unreasonably withheld) assign all or a part of its rights hereunder to any other bank or financial institution.

18.4 SUBSEQUENT PAYMENTS. In the event of a transfer of all or part of a Bank's rights hereunder, the Borrower shall subsequently make all payments under this Agreement for the rateable account of the relevant Bank and/or its assignee.

19.    NOTICES AND CORRESPONDENCE

19.1 Every notice or demand under this Agreement shall be in writing, but may be given or made by telefax which shall be sent to the relevant Agent and the Borrower at their respective addresses, being in respect of the Agents at:

                  THE FACILITY AGENT:

                  MIDLAND BANK PLC
                  27 - 32 Poultry
                  LONDON EC2P 2BX
                  ENGLAND

                  Att.: Mr. Mark Heptinstall, Shipping and Aviation Telefax No.: 00 44 171 260 4381

                  THE SECURITY AGENT:

                  DEN NORSKE BANK ASA
                  P.O.Box 1171 - Sentrum
                  N-0107  OSLO
                  NORWAY

                  Att.: Credit Administration Shipping
                  Telefax No.: 22 48 28 94

                  and in respect of the BORROWER at:

                  SEAWAY (UK) LIMITED
                  c/o STOLT COMEX SEAWAY M.S. LTD
                  Bucksburn House
                  Howes Road, Bucksburn

                  UK - ABERDEEN AB 2 9RQ
                  SCOTLAND

                  Att.: Paul Frikstad
                  Telefax No.: 00 44 1224 715 129

       or to such other address or telefax number as may from time to time be notified by the relevant party. In the case of notices from the Borrower, all telefax messages shall be confirmed by letter posted as soon as practicable thereafter if so requested by the relevant Agent or Agents.

20.    CURRENCY INDEMNITY

No payment to the Banks hereunder pursuant to any judgement or order of any court or otherwise shall operate to discharge the obligations of the Borrower or (as the case may be) the Parent in respect of which it was made unless and until payment in full shall have been received by the Agent and the Banks in the Nominated Currency. To the extent that the amount of any such payment shall on actual conversion into the Nominated Currency fall short of the amount of the relevant obligation expressed in the Nominated Currency, the Agent or such Bank shall have a further and separate cause of action against the Borrower for the recovery of such sum as shall, after conversion into the Nominated Currency, be equal to the amount of the shortfall.

21.    MISCELLANEOUS

21.1 SEVERALITY OF PROVISIONS. This Agreement and the Security Documents shall constitute one Agreement, but in the event of any conflict between the provisions of this Agreement and any of the Security Documents, the provisions on this Agreement shall prevail unless thereby rendering the Security Documents or any of them, or any part thereof void, invalid or unenforceable.

21.2 CLAUSE HEADINGS. Clause headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

22.    GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with Norwegian law, and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo City Court. IN WITNESS WHEREOF each of the parties hereto have caused this Agreement to be signed by their duly authorised officers on the date and year first above written.

         for and on behalf of                 for and on behalf of
         SEAWAY (UK) LIMITED                  STOLT COMEX SEAWAY S.A.
         (as Borrower)                        (as Guarantor)


By:      _________________________            By:      _________________________
Name:                                         Name:


         for and on behalf of                 for and on behalf of
         DEN NORSKE BANK ASA                  MIDLAND BANK PLC


By:      _________________________            By:      _________________________
Name:                                         Name:

         for and on behalf of                 for and on behalf of
         MIDLAND BANK PLC                     DEN NORSKE BANK ASA
         (as Facility Agent)                  (as Security Agent)


By:      _________________________            By:      _________________________
Name:                                         Name:


For the purpose of Article 1 of the Protocol annexed to the Convention on jurisdiction and the enforcement of judgements in civil and commercial matters signed at Lugano on September 16, 1988 the following party expressly and specifically agrees in the terms of Clause 22.


for and on behalf of
STOLT COMEX SEAWAY S.A.


_____________________

SCHEDULE 1


                        LIST OF BANKS AND PARTICIPATIONS


As of the 19th of December 1997 the following banks and financial institutions (the "Banks") participate as lenders/participants in the floating rate loan granted to the Borrower according to the terms set forth in the Facility Agreement dated 19th of December, 1997 (the "Agreement")

NAME:                                                           PARTICIPATION:
-----                                                           --------------
                                                                USD 1000
MIDLAND BANK plc, 27 - 32 Poultry, London EC2P 2BY              62,500
DEN NORSKE BANK ASA, P.O.Box 1171 Sentrum, N-0107 OSLO          62,500